Exhibit (a)(5)(i)

PLAYSTUDIOS, INC. COMMENCES A MODIFIED DUTCH AUCTION TENDER OFFER TO REPURCHASE UP TO $15,000,000 OF ITS CLASS A COMMON STOCK

Las Vegas, Nevada — November 12, 2026 — PLAYSTUDIOS, Inc. (NASDAQ: MYPS) (“PLAYSTUDIOS” or the “Company”), a developer and publisher of free-to-play mobile and social games and the creator of the playAWARDS loyalty platform, today announced that it has commenced a modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $15,000,000 of its outstanding shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at a price per share not less than $4.30 and not greater than $5.50, less any applicable withholding taxes and without interest. The Tender Offer will expire at 12:00 midnight, New York City time, at the close of December 10, 2026, unless extended or terminated.

Assuming the Tender Offer is fully subscribed and the Company does not exercise its right to purchase additional shares, the Company expects to purchase between 2,727,273 and 3,488,372 shares, or between approximately 27.1% and 34.6%, respectively, of the Company’s outstanding Class A Common Stock as of November 11, 2026. The Company reserves the right to purchase additional shares representing up to 2% of its outstanding Class A Common Stock without extending the Tender Offer, subject to applicable law. Any shares tendered may be withdrawn prior to expiration of the Tender Offer. Stockholders that do not wish to participate in the Tender Offer do not need to take any action. None of the Company’s directors or executive officers intend to tender any of their shares in the Tender Offer.

A modified “Dutch auction” tender offer allows stockholders to indicate how many shares of Class A Common Stock and at what price within the range described above, in increments of $0.10 per share, they wish to tender. Based on the number of shares properly tendered and not properly withdrawn and the prices specified by tendering stockholders, the Company will determine a single purchase price within the stated range that will enable it to purchase the maximum number of shares for aggregate consideration not exceeding $15,000,000, unless the Company exercises its right to purchase additional shares, or such lesser number of shares as are properly tendered and not properly withdrawn. All shares purchased in the Tender Offer will be purchased at the same price, even if tendered at a lower price. Only shares tendered at or below the purchase price will be eligible for purchase, subject to the terms and conditions of the Tender Offer, including its proration provisions.

To tender shares of Class A Common Stock, stockholders must follow the instructions described in the Offer to Purchase and the Letter of Transmittal that the Company is filing with the U.S. Securities and Exchange Commission (the “SEC”). These documents contain important information about the terms and conditions of the Tender Offer.

The Tender Offer will not be contingent upon any minimum number of shares being tendered or any financing conditions. The Tender Offer will, however, be subject to other conditions described in the Offer to Purchase. The Company’s board of directors (the “Board”) believes that a modified “Dutch auction” tender offer is an efficient mechanism that will provide stockholders with the opportunity to tender all or a portion of their shares, subject to the proration provisions described in the Offer to Purchase.

The Board has authorized the Tender Offer. However, none of the Company, the Board, the dealer manager, the information agent, the depositary or any of their respective affiliates are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the Tender Offer or as to the price at which stockholders may choose to tender their shares. The Company has not authorized any person to make any such recommendation on its behalf. Stockholders must decide for themselves how many shares they will tender, if any, and the price within the stated range at which they will offer any such shares for purchase. In doing so, stockholders should carefully read the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal (as each may be amended or supplemented), including the purposes and effects of the Tender Offer. Stockholders are urged to discuss their decisions with their tax advisors, financial advisors and brokers.

Citizens JMP Securities, LLC, is acting as dealer manager for the Tender Offer. The information agent for the Tender Offer is Georgeson LLC, and the depositary is Continental Stock Transfer & Trust Company. The Offer to Purchase, the Letter of Transmittal and all related documents will be mailed to registered holders beginning today. Beneficial holders will receive the Offer to Purchase and a communication from their bank, broker or custodian. Banks, brokers and other nominees may establish earlier deadlines for participation. Beneficial owners should contact their nominee regarding its requirements. For questions and information, please call the information agent toll-free at (888) 745-2931.

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Class A Common Stock in the Tender Offer. The Tender Offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is filing with the SEC, and will distribute to its stockholders, as they may be amended or supplemented. Stockholders should read the Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Tender Offer. Stockholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the SEC from the SEC’s website at www.sec.gov. Stockholders also will be able to obtain a copy of these documents, without charge, from Georgeson LLC, the information agent for the Tender Offer, toll-free at (888) 745-2931 or Citizens JMP Securities, LLC at (212) 906-3502 . Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the Tender Offer. Stockholders and investors who have questions or need assistance may call Georgeson LLC.

Forward-Looking Statements

Certain statements made in this press release constitute forward-looking statements, including with respect to the Company’s intention to purchase shares of its Class A Common Stock in the Tender Offer. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Tender Offer. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause PLAYSTUDIOS’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the risks discussed in PLAYSTUDIOS’ filings with the SEC, including PLAYSTUDIOS’ Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. These risks and uncertainties include whether the conditions to the Tender Offer will be satisfied or waived, the number of shares tendered and the prices at which shares are tendered, and whether the Tender Offer is extended, amended or terminated. PLAYSTUDIOS undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

About PLAYSTUDIOS

PLAYSTUDIOS (Nasdaq: MYPS), creator of the groundbreaking myVIP loyalty program, is a publisher and developer of award-winning mobile games, including the iconic Tetris® mobile app, Solitaire, Spider Solitaire, Sudoku, and its casino-style games such as POP! Slots, myVEGAS Slots, myVEGAS Blackjack, myKONAMI Slots, and myVEGAS Bingo. The myVIP loyalty platform offers its members the richest rewards in gaming and enables them to earn real-world rewards from a global collection of iconic hospitality, entertainment, and leisure brands. playAWARDS partners include MGM Resorts International, Norwegian Cruise Lines, Royal Caribbean Cruise Lines, Virgin Voyages, Topgolf, and Cirque du Soleil, among others. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS apps combine the best elements of popular casual games with compelling real-world benefits. To learn more about PLAYSTUDIOS, visit playstudios.com.

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